Schedule A

                         RULE 10F-3 TRANSACTIONS REPORT
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                     January 1, 2001 through March 31, 2001

             Affiliated Underwriter: Banc of America Securities, LLC

                                Type of
                                Security*                                              Principal/           Price             % of
                                (1),(2),  Date Offering Purchase                         Shares             Paid     % of     Fund
             Issuer             (3),(4)     Commenced     Date      Selling Broker**   Purchased   Price   By Fund   Issue   Assets
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
NATIONS ANNUITY TRUST

NATIONS ANNUITY BALANCED ASSETS
-------------------------------
Safeway Inc.                       1        02/28/01    02/28/01     Morgan Stanley      15,000    99.81   $14,972   0.00%    0.17%
Kellogg Co.                        3        03/23/01    03/23/01  Salomon Smith Barney   15,000    99.71   $14,956   0.00%    0.17%

NATIONS ANNUITY HIGH YIELD BOND
-------------------------------
AT&T Wireless                      3        03/01/01    03/01/01  Salomon Smith Barney   55,000    99.65   $54,808   0.00%    0.48%

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

* The following designations identify whether the securities are: (1) part of a Registered Offering; (2) part of an Eligible Foreign Offering; (3) part of an Eligible Rule 144A Offering; or (4) Eligible Municipal Securities, as such terms are defined in the Procedures for Investment Pursuant to Rule 10f-3 under the Investment Company Act fo 1940, as amended.

** The Selling Broker is not affiliated with the Affliliated Underwriter.

The amount of securities of any class purchased by a Fund and any other investment companies advised by a Sub-Adviser or Adviser to the Funds may not exceed (i) 25% of the principal amount of the offering of such class or (ii) if an Eligible Rule 144A offering, 25% of the total of the principal amount of the offering of such class sold to qualified institutional buyers plus the principal amount of the offering of such class in any concurrent public offering.

The securities were offered in a firm commitment underwriting (unless a rights offering) and the securities purchased were of an issuer who had been in continuous operations for not less than three years, including predecessors (except for Eligible Municipal Securities).